Exhibit 15
October 26, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Tollgrade Communications, Inc.
1)	Form S-8 (Registration No. 333-4290, 333-65502, 333-83007, and 333-95965) 1995 Long-Term Incentive Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan

2)	Form S-8 (Registration No. 333-52907, 333-55470 and 333-96969) 1998 Employee Incentive Compensation Plan

3)	Form S-8 (Registration No. 333-136693) 2006 Long-Term Incentive Compensation Plan
Commissioners:
We are aware that our report dated October 23, 2006 on our review of interim financial information of Tollgrade Communications, Inc. for the three-month and nine-month periods ended September 30, 2006 and September 24, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in its Registration Statements referred to above.
Very truly yours
PricewaterhouseCooopers LLP